UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Sage Therapeutics, Inc.

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On June 7, 2023, Sage Therapeutics, Inc. made available to stockholders the following communication in connection with its upcoming annual meeting of stockholders to be held on June 15, 2023.

Dear Sage Stockholder,

This letter is being sent to address an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) in June 2023, regarding the 2023 Annual Meeting of Stockholders of Sage Therapeutics, Inc. (referred to as “we,” “us,” the “Company” or “Sage”) scheduled for June 15, 2023. In its report, ISS recommends that Sage stockholders vote against the non-binding advisory vote to approve the compensation paid to our named executive officers, which is Proposal #3 in our Proxy Statement filed on April 27, 2023 (the “Say-on-Pay Proposal”). This recommendation from ISS was made despite ISS agreeing that Sage has been responsive to stockholder feedback, and notwithstanding the conflicting recommendation in favor of the Say-on-Pay Proposal from the proxy advisory firm Glass Lewis. We respectfully disagree with ISS’s recommendation for the reasons outlined below and recommend you vote FOR the Say-on-Pay Proposal.

Sage Responses to Stockholder Feedback

We feel ISS has not given appropriate weighting to all the changes made to our executive compensation program in response to stockholder feedback in 2022 and early 2023. Following the say-on-pay vote received at our 2022 Annual Meeting of Stockholders, we solicited feedback from stockholders representing approximately 86% of our outstanding shares and engaged with stockholders then representing approximately 67% of our outstanding shares to seek input on our corporate governance and compensation matters. This feedback was reviewed and discussed with our Compensation Committee and resulted in a number of significant changes to our executive compensation program, as summarized below:

•	We aligned the total compensation for our Chief Executive Officer, including annual equity awards, with approximately the median of our peer group for 2022 and 2023.

•

In 2022, we increased the proportion of equity awards granted as performance restricted stock units (“PSUs”) from 33% to 45%, with this increase applying to our Chief Executive Officer and our other executive officers.

•	In 2023, we further increased the proportion of equity awards granted as PSUs for our leadership team from 45% to approximately 55%, and for our Chief Executive Officer from 45% to approximately 53%.

•	In 2023, we introduced PSU awards vesting only upon our achievement of certain total stockholder return (“TSR”) milestones.

•	The TSR milestones are based on our relative stock price performance against the Nasdaq Biotechnology Index (“NBI”) over a three-year performance period.

•	100% vesting requires a TSR of at least the 75th percentile of the NBI.

•	No vesting occurs if we achieve less than the 60th percentile of the NBI or our 30-day average stock price is below $100 per share at the end of the performance period.

•	We instituted a maximum payout cap of 200% of the bonus target for purposes of Annual Bonus Incentive Plan payouts, commencing with 2022 compensation.

In addition, we have adopted a number of compensation best practices, including those summarized below:

•	We have adopted a clawback policy, which permits us to recover performance- and time-based cash and equity compensation paid to our current or former executive officers in certain cases.

•	We have double-trigger (versus single trigger) vesting of outstanding equity awards following covered transactions under our employment arrangements with our executive officers.

•	We have stock ownership guidelines that require executive officers and directors to hold shares of our common stock in order to help align their long-term interests with those of our stockholders.

Sage Responses to ISS Feedback

We have outlined below three specific concerns noted by ISS in their advisory report, and our response to each.

•

ISS Concern #1: With respect to Sage’s equity program, “while it is noted that [Sage] increased the proportion of PSUs, [Sage] provides limited disclosure surrounding quantifiable targets for certain milestones to be achieved.”

Response #1: As a late-stage clinical and emerging commercial company, many of the goals for our incentive plans are qualitative milestones dependent on achievement of strategic research, development, commercial, and/or financial goals set by our Board of Directors over a span of several years. At times, for competitive reasons, we keep confidential a specific detail of a performance milestone that is otherwise disclosed. We believe the three 2022 milestones for PSU vesting are clear and based on specific, measurable achievements, which we disclosed as follows in our Proxy Statement:

1)	FDA acceptance for filing of our next NDA (i.e., next product candidate after ZULRESSO or zuranolone);

2)	Successful launch of zuranolone with a specific number of patients treated in approved indications (actual number not disclosed for competitive reasons); and

3)	A positive Phase 2 data readout for SAGE-718 in a placebo-controlled study.

•

ISS Concern #2: With respect to Sage’s bonus program, “concerns remain . . . as the award is based on goals that are generally described in qualitative or vague terms, which inhibits shareholders’ ability to fully assess the rigor of the program and the pay-for-performance linkage.”

Response #2: We respectfully disagree with this assessment from ISS, as we have detailed disclosures concerning our bonus program and related performance-based targets in the Proxy Statement, including most comprehensively in the sections titled “Corporate Background and Highlights for 2022”, and “Short-Term Incentives – Performance-Based Annual Bonus Incentive Plan Corporate Goals Assessment”, each of which provides information and insights to understand the rigor of our pay-for-performance linkage. Many of our goals are appropriately qualitative due to our stage of development as company. We also include clear disclosure in our Proxy Statement highlighting where we exceeded, achieved, and partially achieved our goals and why, and the actual compensation levels for our executive officers are correlated to the achievement of these corporate goals and individual performance, consistent with our pay-for-performance philosophy.

•	ISS Concern #3: With respect to Sage’s equity program, “the proxy does not disclose a timeframe under which the milestones must be achieved.”

Response #3: We have not assigned a specific date for achievement of PSU milestones because timing is difficult to forecast with specificity for high-level, strategic goals. Our Board of Directors sets challenging milestone goals for the PSU program based on its determination of what will enhance long-term stockholder value, and these milestones are not always met. For example, as disclosed in our Proxy Statement, a performance milestone from the 2019 annual PSU award was not achieved and the corresponding awards expired without vesting.

If you have any concerns, please let us know, and we would appreciate the opportunity to discuss them with you.

FOR ALL THESE REASONS, WE ASK THAT SAGE STOCKHOLDERS

VOTE “FOR” THE SAY-ON-PAY PROPOSAL